Exhibit 99.1
February 25, 2009
FOR IMMEDIATE RELEASE
Investor Contact: Mark Warren (205) 298-3220
Media Contact: David Donaldson (205) 298-3220
VULCAN RECORDS 2008 NONCASH GOODWILL IMPAIRMENT
CHARGE FOR ITS CEMENT SEGMENT
No Impact on Vulcan Operations, Cash Flows or Debt Covenants
Birmingham, Alabama — February 25, 2009 — Vulcan Materials Company (NYSE:VMC) announced today that, in accordance with Financial Accounting Standard 142, it has recorded a fourth quarter noncash charge for impairment of the full $253 million of goodwill allocated to its cement segment, acquired in the Florida Rock Industries transaction in 2007. Ongoing disruptions in the credit and equity markets and weak levels of construction activity, underscored by the negative effects of the prolonged global recession, prompted a reevaluation and increase in the discount rates used to test goodwill impairment. As a result of this charge, and certain year end tax adjustments, full year 2008 net earnings will be reduced by $233 million, or $2.10 per diluted share, from the levels previously announced.
While the goodwill impairment charge reduced reported earnings for 2008, it will not affect Vulcan’s liquidity, cash flows, cash earnings or debt covenants. Additionally, it will not have any impact on operations of the Company’s cement business.
In accordance with generally accepted accounting principles (“GAAP”) governing goodwill and other intangible assets, the Company is required to test annually whether the estimated fair market value of its business segments is sufficient to support the goodwill assigned to those segments. The Company utilizes several valuation techniques in making that determination, including a discounted cash flow methodology, which requires the selection of discount rates. Management uses available information to make these fair value estimates, including discount rates commensurate with the risks relevant to the Company’s businesses. Additional information regarding this impairment charge will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which will be filed with the Securities and Exchange Commission.
Vulcan Materials Company, a member of the S&P 500 Index, is the nation’s largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.